Exhibit 99.3

CHARTER OF THE NOMINATING AND

CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

DATAMEG CORPORATION

1.	PURPOSE

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Datameg Corporation (the “Company”) shall assist the Board to (i) identify and attract highly qualified individuals to serve as directors of the Company; (ii) select director nominees for the next annual meeting of stockholders of the Company; (iii) appoint or recommend directors to committees of the Board and recommend the rotation of chairperson for each committee; (iv) develop and maintain a set of corporate governance guidelines applicable to the Company; and (v) conduct annually a review of the effectiveness and performance of the Board, its committees and members.

2.	ORGANIZATION AND MEMBERSHIP

Initially, the Committee will consist of the two sole members of the Board. From and after such time as the Board includes a sufficient number of qualified persons, the Committee shall be comprised of two or more directors, each of whom must be an “Independent Director” (as defined below).

Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. The Board will appoint one member of the Committee as chairperson. If the Board fails to appoint a chairperson, the Committee will appoint one member of the Committee as chairperson. The Company shall have the power to create subcommittees with such powers as the Committee shall from time to time confer.

For purposes of this Charter, the term “Independent Director” means: a person whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following persons shall not be considered independent until three years after such event occurs or relationship terminates:

•	a director who is or has been employed by the Company or whose immediate family member is or has been an executive officer of the Company;

•	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of this Charter, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone who shares such person’s home.

3.	MEETINGS

The Committee will hold at least two meetings per year or more frequently as circumstances dictate. The chairperson of the Committee will establish the agenda for each committee meeting. Each meeting should include an executive session of the Committee without management present. The Committee shall also meet with such persons as designated by the Chief Executive Officer at each meeting to review compliance with the code of business conduct and ethics.

4.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee will:

1.	Have sole authority, without requiring action by the Board, to establish criteria selecting new board members, which shall include, at a minimum, the following requirements, to the extent the Company is able to attract members with such qualifications:

(a)	a majority of the directors must be Independent Directors;

(b)	at least three directors must meet the enhanced standards of independence set forth in the charter of the Company’s audit committee;

(c)	compliance with all applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”) and any securities exchange upon which the Company’s securities are traded; and

(d)	the ability to contribute to the effective oversight and management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which the Company operates.

2.	Select the director nominees for the next annual meeting of the stockholders of the Company in compliance with the rules and regulations of the SEC and any securities exchange upon which the Company’s securities are traded.

3.	Appoint or recommend members of each committee of the Board and the rotation of the chairpersons for each committee of the Board.

4.	Have sole authority, without requiring action by the Board, to retain and terminate outside advisors to the Committee, such as search firms, to assist the Committee in identifying director candidates.

5.	Monitor and safeguard the Board’s independence.

6.	Devise and propose to the Board corporate governance guidelines setting forth:

(a)	standards regarding director qualifications;

(b)	responsibilities of directors;

(c)	guidelines regarding director access to management and, as necessary and appropriate, independent advisors;

(d)	guidelines regarding director compensation matters;

(e)	guidelines regarding director orientation and continuing education;

(f)	standards for the selection of the Chief Executive Officer and planning for succession of management;

(g)	requirements that the Board conduct an annual self-evaluation to ensure that the Board and its committees are conducting themselves in an efficient manner; and

(h)	such other matters as the Committee deems necessary or appropriate.

7.	Monitor compliance with and review annually the corporate governance guidelines.

8.	Devise and propose to the Board a code of business conduct and ethics for directors, officers and employees addressing, at a minimum, conflicts of interest and compliance with applicable laws, rules and regulations, including compliance and enforcement mechanisms.

9.	Monitor compliance with the code of business conduct and ethics, review and approve all requests by directors or officers for waivers of the code and annually review the Code of Business conduct and ethics.

10.	Annually undertake performance evaluations of the Board committees and the Board and prepare reports to the Board regarding the evaluations.

11.	Report to the Board on a regular basis and submit minutes of all meetings to the Board.

12.	Annually review and evaluate the performance of the Committee and update this Charter as necessary.

13.	Ensure that this Charter, the corporate governance guidelines and the code of business conduct and ethics are posted on the Company’s website.

14.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

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